Exhibit 99.1

ARMSTRONG FLOORING REPORTS SECOND QUARTER 2019 RESULTS

Second Quarter 2019 Highlights

•	Net Sales of $177.7 Million

•	Net Income of $14.7 Million and Adjusted Net Income of $9.4 Million

•	Adjusted EBITDA of $20.0 Million

•	Repurchased 4.5 Million Shares for Approximately $50 Million

•	Updates Full Year 2019 Outlook

Lancaster, PA, August 6, 2019. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient flooring products, today reported financial results for the second quarter ended June 30, 2019.

Larry McWilliams, Chairman and Interim Chief Executive Officer, commented, “Adjusted EBITDA margin improved in the quarter despite challenging end market demand across our industry, including the winding down of elevated channel inventory levels. We remain committed to investing in our products, people and operations to improve our position with customers. The strength of our balance sheet provides us with the flexibility to continue executing against that objective while capitalizing on value enhancing opportunities.”

Second Quarter 2019 Results Compared with Second Quarter of 2018 Results

	Three Months Ended June 30,
(Dollars in millions except per share data)	2019	2018	Change
Net sales	$177.7	$201.2	(11.7% )
Operating income	$3.7	$3.7	0.0%
Net income	$14.7	$10.5	40.0%
Diluted income per share	$0.56	$0.40	$0.16
Adjusted EBITDA	$20.0	$20.7	(3.4% )
Adjusted EBITDA margin	11.3%	10.3%	100 bps
Adjusted net income	$9.4	$7.8	20.5%
Adjusted diluted income per share	$0.36	$0.30	$0.06

In the second quarter of 2019, net sales decreased 11.7% to $177.7 million from $201.2 million in the second quarter of 2018, including an adverse currency impact of 110 basis points. The decrease in net sales was primarily due to lower volumes and mix, marginally offset by modest price realization in response to tariff related inflationary pressures. Lower volumes in the second quarter of 2019 reflected relative changes in distributor inventory and overall soft end-market demand, particularly in our residential categories. Inventory levels in the distributor channel decreased sequentially compared to the first quarter 2019 but remained moderately elevated at the end of the quarter.

Net income in the second quarter of 2019 was $14.7 million, or diluted income per share of $0.56, as compared to a net income of $10.5 million, or diluted income per share of $0.40, in the prior year quarter. Adjusted net income was $9.4 million, or adjusted diluted income per share of $0.36, as compared to an adjusted net income of $7.8 million, or adjusted diluted income per share of $0.30, in the prior year quarter.

Second quarter 2019 adjusted EBITDA was $20.0 million, as compared to $20.7 million in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales, partially offset by lower selling, general and administrative expenses and improved productivity.

During the second quarter 2019, the company repurchased approximately 4.5 million shares for $50.0 million, excluding fees. At June 30, 2019, the Company had cash, cash equivalents and restricted cash of $45.5 million and long-term debt of $73.0 million. As of June 30, 2019, the Company had $71.1 million of availability under its revolving credit facility.

Full Year 2019 Outlook

For the full year 2019, the Company has moderated its expectation for adjusted EBITDA, which it now anticipates to be in the range of $46 million to $54 million, primarily attributable to a continuation of soft end-market conditions. The Company continues to expect capital expenditures to be approximately $30 million for the full year 2019. The Company expects to build cash from operations over the remaining quarters of 2019.

Conference Call and Webcast

The Company will hold a live webcast and conference call to review second quarter results on Tuesday, August 6, 2019 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13692428.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Doug Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Communications Manager

717-672-7218

media@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended June 30,
	2019	2018
Net sales	$177.7	$201.2
Cost of goods sold	141.5	157.5

Gross profit	36.2	43.7
Selling, general, and administrative expense	32.5	40.0

Operating income	3.7	3.7
Interest expense	0.9	1.0
Other expense	0.2	0.7

Income from continuing operations before income taxes	2.6	2.0
Income tax benefit	(2.7)	(0.9)

Gain from continuing operations	5.3	2.9
Income from discontinued operations	—	7.6
Gain on disposal of discontinued operations	9.4	—

Net income from discontinued operations	9.4	7.6

Net income	$14.7	$10.5

Weighted average number of common shares outstanding - Basic	26.1	25.9

Basic income per share of common stock	$0.56	$0.40

Weighted average number of common shares outstanding - Diluted	26.1	26.0

Diluted income per share of common stock	$0.56	$0.40

Consolidated Balance Sheet

(Dollars in millions)

	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash, cash equivalents, and restricted cash	$45.5	$173.8
Accounts and notes receivable, net	65.9	39.0
Inventories, net	136.0	139.5
Other current assets	15.9	18.6

Total current assets	263.3	370.9
Property, plant, and equipment, net	291.4	296.1
Other non-current assets	44.8	41.2

Total assets	$599.5	$708.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$110.6	$141.4
Short-term debt and current portion of long-term debt	4.0	28.7
Other current liabilities	0.1	0.5

Total current liabilities	114.7	170.6
Long-term debt	69.0	70.6
Noncurrent lease liabilities	3.9	—
Postretirement benefit liabilities	53.7	55.7
Pension benefit liabilities	9.1	11.3
Other long-term liabilities	9.6	9.0

Total liabilities	260.0	317.2
Total stockholders’ equity	339.5	391.0

Total liabilities and stockholders’ equity	$599.5	$708.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to its non-GAAP results for periods prior to completion of the sale of the wood flooring business. These adjustments represent the elimination of certain shared costs that were formerly allocated to the divested wood flooring segment and are intended to reflect, on a pro forma basis, the retroactive elimination of these costs in accordance with the Company’s ongoing cost optimization program which, when combined with certain payments under the Transition Services Agreement entered into with the purchaser, are expected to offset the impact of substantially all of these costs. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

	Three Months Ended June 30,
(Dollars in millions except per share data)	2019	2018
Net income	$14.7	$10.5
Net (income) from discontinued operations	(9.4)	(7.6)
Interest expense	0.9	1.0
Other expense	0.2	0.7
Taxes	(2.7)	(0.9)

Operating income	3.7	3.7
Depreciation and amortization	11.0	11.3
Expenses related to strategic projects and cost reduction initiatives	4.7	0.1
U.S. pension expense	0.6	0.9
Pro forma adjustment for corporate expense	—	4.8

Adjusted EBITDA	$20.0	$20.7

	Three Months Ended June 30,
	2019		2018
	$ million	Per diluted share	$ million	Per diluted share
Net income	$14.7	$0.56	$10.5	$0.40
Expenses related to strategic projects and cost reduction initiatives	4.7		0.1
Pro forma adjustment for corporate expense	—		4.8
U.S. pension expense	0.6		0.9
Other expense	0.2		0.7
Tax impact of adjustments at statutory rate	(1.4)		(1.6)
Net (income) from discontinued operations	(9.4)		(7.6)

Adjusted Net Income	$9.4	$0.36	$7.8	$0.30

Rows and columns may not foot due to rounding.